Exhibit 99.1

FOR IMMEDIATE RELEASE                      Contact:      Claire M. Chadwick, CFO
                                                          973-669-7366, ext. 267


        PENNFED FINANCIAL SERVICES, INC. COMPLETES SALE OF $30.0 MILLION
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                          OF TRUST PREFERRED SECURITIES
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     WEST ORANGE, NJ, June 2, 2003 - PennFed Financial Services, Inc.
(NASDQ:PFSB), announced today the issuance of $30.0 million of Floating Rate Capital Securities (the "Trust Preferred Securities") of PennFed Capital Trust
III. The securities represent undivided beneficial interests in the trust, which was established by PennFed Financial for the purpose of issuing the securities. The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") and have not been registered under the Act. The securities may only be offered or sold in the United States with appropriate registration or an applicable exemption from registration requirements.

     The securities issued by PennFed Capital Trust III mature in 30 years and are callable at par after five years. They have a variable rate of 3.25% over the three-month LIBOR, reset quarterly. PennFed Capital Trust III used the proceeds from the sale of the floating rate trust preferred securities to purchase Junior Subordinated Debentures of PennFed Financial. PennFed Financial intends to use its net proceeds to substantially fund the redemption on June 3, 2003, of the $34.5 million of 8.90% cumulative trust preferred securities issued by PennFed Capital Trust I.

     The sole manager for the transaction was Sandler O'Neill & Partners, L.P.

                                     -more-

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PennFed
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     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.